Exhibit 10.2

Execution Version

SUPERIOR ENERGY SERVICES, INC.

CHANGE OF CONTROL SEVERANCE PLAN

The Company (as defined below) hereby adopts this Superior Energy Services, Inc. Change of Control Severance Plan, effective as of June 15, 2013.

ARTICLE 1

PURPOSE AND TERM

1.1 Purpose. The purposes of this Plan are to secure the interests of the Company’s stockholders in the event of a Change of Control of the Company and to better align the interests of stockholders and executive officers. In the event of a Change of Control, this Plan would provide an enhanced and performance-based severance payment to (i) encourage executive officers to remain employed with the Company or its Affiliate during that period of financial uncertainty preceding and following the Change of Control and (ii) assist such executive officers in their transition to other employment.

1.2 Term. The Plan shall be effective as of the Effective Date, subject to amendment from time to time in accordance with Section 7.2. The Plan shall continue until terminated pursuant to Article 7.

ARTICLE 2

DEFINITIONS

As used herein, the following words and phrases shall have the following meanings:

2.1 “Accounting Firm” means the independent certified public accounting firm designated according to Section 3.3.

2.2 “Acknowledgment and Acceptance” means the acknowledgment and acceptance required to be executed by a Participant prior to receipt of a Severance Benefit under this Plan as described in Section 5.2(b).

2.3 “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Business Day” means a day (A) other than Saturday or Sunday, and (B) on which commercial banks are open for business in Houston, Texas.

2.6 “Cause” shall have the meaning of such term in the Participant’s Employment Agreement, or if there is no such definition or if the Participant is not party to an Employment Agreement, “Cause” shall mean:

(a) the substantial and continued willful failure by a Participant to perform his or her material duties, which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure or breach is not corrected (if correctable) by the Participant within 30 days after written notice of such failure or breach is delivered to the Participant by the Company;

(b) a violation by a Participant of the Company’s Code of Business Ethics and Conduct, which violation is not corrected (if correctable) by the Participant within 30 days after written notice of such violation is delivered to the Participant by the Company; or

(c) the commission by a Participant of any criminal act involving moral turpitude or a felony which results in an indictment or conviction.

2.7 “Change of Control” shall mean:

(a) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the Common Stock or 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:

(i) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 2.7(b) hereof) of Common Stock directly from the Company,

(ii) any acquisition of Common Stock by the Company,

(iii) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(iv) any acquisition of Common Stock by any corporation or other entity pursuant to a Business Combination that does not constitute a Change of Control under Section 2.7(b) hereof; or

(b) consummation of a recapitalization, reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of the Company) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

(i) the individuals and entities who were the beneficial owners of the Company’s outstanding Common Stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

(ii) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 25% or more of the then outstanding voting securities entitled to vote generally in the election of directors of the Post-Transaction Corporation or 25% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

provided, that for purposes of any payment hereunder that is deferred compensation pursuant to Section 409A of the Code and is payable on account of a Change of Control, the event must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

For purposes of this Section 2.7, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

For purposes of this Section 2.7, “Incumbent Board” shall mean the individuals who, as of the Effective Date, constitute the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then composing the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying regulations.

2.9 “Committee” means the Compensation Committee of the Board.

2.10 “Common Stock” means the common stock of the Company, $.001 par value per share.

2.11 “Company” means Superior Energy Services, Inc., or its successor as provided in Section 8.6.

2.12 “Consultant” means the compensation consultant designated according to Section 3.2.

2.13 “Disability” means a Participant’s incapacity due to physical or mental illness and such Participant becoming eligible to receive benefits under the Company’s long-term disability plan.

2.14 “Effective Date” means June 15, 2013.

2.15 “Employment Agreement” means a written agreement between a Participant and the Company or an Affiliate governing the terms of the Participant’s employment with the Company or an Affiliate.

2.16 “Good Reason” shall (i) mean that the Company does not fulfill its obligation under Section 8.6 to require a successor to the Company to expressly assume and agree to perform the Plan and (ii) have the meaning of such term in the Participant’s Employment Agreement; provided, however, that if there is no such definition or if the Participant is not party to an Employment Agreement, in addition to (i) above “Good Reason” shall also mean:

(a) without a Participant’s prior written consent, there is a material reduction in the Participant’s authority, duties or responsibilities with the Company, which reduction is considered to be a significant demotion in the scope of Participant’s employment with the Company, provided that Good Reason shall not exist in circumstances where Participant’s duties or responsibilities are expanded or where there is a realignment of Participant’s reporting responsibilities for business units of the Company;

(b) without a Participant’s prior written consent, there is a material reduction in Participant’s base salary or annual bonus opportunity (whether in one reduction or cumulatively), excluding an elimination or reduction of a benefit under any benefit plan or arrangement in which the Participant participates that affects other executive officers in a similar way; or

(c) without a Participant’s prior written consent, the Company requires the Participant to be based at any office other than an office that is within the Houston Area or the Principal Office Area, excluding travel reasonably required in the performance of the Participant’s duties. For purposes of determining Good Reason, “Houston Area” is the geographic area that is within 50 miles of the Company’s principal corporate office in Houston, Texas, as of the Effective Date, and “Principal Office Area” means the geographic area that is within 30 miles of the Company’s office (other than any Houston office) at which the Participant was based prior to such change.

Good Reason shall not exist unless: (x) the Participant provides written Notice of Termination to the Company of the existence of the Good Reason event within 60 days of the Participant having knowledge of its initial existence, (y) the Company is provided 30 days from the receipt of such notice during which it may remedy the Good Reason event (if such Good Reason event is cured by the Company by the end of such 30 day period, the Participant shall not have Good Reason to terminate employment), and (z) the Participant actually terminates the Participant’s employment no later than the date that is one year after the date the Participant had knowledge of the initial existence of Good Reason.

2.17 “Notice of Termination” means written notice to the Company by the Participant that sets forth in reasonable detail the facts and circumstances supporting the Good Reason event and specifies a Termination Date that satisfies the requirements of

Article 6.

2.18 “Officer” means any employee of the Company designated by the Board as an executive officer.

2.19 “Participation Agreement” means an agreement between the Company and an Officer that provides for such Officer’s participation in the Plan.

2.20 “Participant” means any Officer of the Company who is eligible to participate in the Plan pursuant to Section 4.1.

2.21 “Plan” means this Superior Energy Services, Inc. Change of Control Severance Plan.

2.22 “Prior Severance Payment” has the meaning set forth in Section 5.2(b).

2.23 “Protected Period” means the period beginning on the date that is six (6) months prior to the date of the consummation of a Change of Control and ending on the date that is two (2) years after the date of the consummation of such Change of Control.

2.24 “Qualifying Termination” means a Participant’s termination of employment with the Company and its Affiliates (i) by the Company without Cause or (ii) by the Participant for Good Reason. A Qualifying Termination shall not include a Participant’s (a) voluntary termination of employment (other than for Good Reason), (b) termination of employment due to death or (c) involuntary termination by the Company for Cause or due to Disability.

2.25 “Severance Benefit” means the lump sum cash benefit potentially payable to a Participant under Section 5.2.

2.26 “Termination Date” means the date of the termination of a Participant’s employment with the Company and its Affiliates as determined in accordance with Article 6.

ARTICLE 3

ADMINISTRATION

3.1 Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt rules, regulations and guidelines to carry out this Plan as it deems necessary or appropriate. Any Committee decision in interpreting and administering this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. After the occurrence of a Change of Control, the Board shall assume all powers and responsibilities designated to the Committee under the Plan.

3.2 Consultant. The Consultant shall be designated by the Committee no later than the tenth day following the public announcement by the Company of an event which, if consummated, would constitute a Change of Control. If the Consultant has not been designated by such date, the Consultant shall be designated by the majority vote of all Participants, with each Participant having one vote.

3.3 Accounting Firm. The Accounting Firm shall be designated by the Committee no later than the tenth day following the public announcement by the Company of an event which, if consummated, would constitute a Change of Control. If the Accounting Firm has not been designated by such date, the Accounting Firm shall be the independent certified public accounting firm serving as the Company’s auditor immediately prior to the Change of Control; provided, that if the Accounting Firm has not been designated by such date and the firm serving as the Company’s auditor declines to serve as the Accounting Firm, the Accounting Firm shall be designated by the majority vote of all Participants, with each Participant having one vote.

3.4 Determination of Severance Benefits. The Committee shall determine the Severance Benefit potentially payable with respect to each Participant under Section 5.2(b) and such determination of the Committee shall be final and binding; provided, that the Committee may review and revise the initial determination of Severance Benefits within the 60 days following the Change of Control. The Committee, as needed, shall consult the Accounting Firm and the Consultant with respect to the calculation of any “excess parachute payments” as defined in Section 280G(b) of the Code and of Severance Benefits, respectively. The Company shall provide such data as necessary for the Accounting Firm and the Consultant to make calculations related to the Severance Benefits. The Company shall be responsible for all fees and expenses of the Accounting Firm and the Consultant.

ARTICLE 4

ELIGIBILITY

4.1 Participation. An Officer shall be a Participant in the Plan if so provided under any written agreement between the Company and the Officer, including an Employment Agreement or a Participation Agreement.

4.2 Duration of Participation. Subject to Article 5 and Article 7, a Participant shall cease to be a Participant in the Plan if his or her employment is terminated under circumstances in which he or she is not entitled to Severance Benefits under the terms of the Plan or if the written agreement providing for participation in the Plan is terminated or expires; provided, however, that if such written agreement is terminated or expires during the Protected Period, the individual shall remain a Participant in the Plan until the earlier of the end of such Protected Period or the settlement of all obligations of the Company under the Plan pursuant to the individual’s Qualifying Termination. Notwithstanding the foregoing, a Participant who has terminated employment and is entitled to Severance Benefits under Section 5.1 shall remain a Participant in the Plan until the full amount of the Severance Benefits and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE 5

SEVERANCE BENEFITS

5.1 Right to Severance Benefits. A Participant shall be entitled to receive from the Company Severance Benefits in the amount provided in Section 5.2 if, within the Protected Period, the Participant experiences a Qualifying Termination.

5.2 Amount of Severance Benefits.

(a) Notification. Within 20 days after the occurrence of a Change of Control, the Company will provide written notification to each Participant in the Plan of the potential Severance Benefit that the Participant would receive under the Plan pursuant to Section 5.2(b), including the data used to determine such amount. The Participant shall have through the 35th day after the Change of Control to provide to the Company a written request that the amount of his or her Severance Benefit be reviewed, and the Company shall review and respond to any such written request by the first Business Day after the 50th day following the Change of Control.

(b) Severance Benefit. If a Participant’s employment is terminated in circumstances entitling him or her to Severance Benefits as provided in Section 5.1, then the Company shall pay to the Participant in a single lump sum cash payment on the Payment Date (as defined hereinafter) or such later date as may be required by Section 5.4, the Severance Benefit for such Participant as determined in accordance with Exhibit A hereto; provided, however, that if the Participant received a cash severance payment under the Participant’s Employment Agreement (a “Prior Severance Payment”), the Participant’s Severance Benefit shall be reduced by the Prior Severance Payment; and further provided, that as a condition to the receipt of the Severance Benefit under this Section 5.2(b), the Participant must execute and return to the Company on or before the Payment Date the Acknowledgement and Acceptance substantially in the form attached hereto as Exhibit B, which Acknowledgement and Acceptance shall be provided by the Company to the Participant within 30 days after the Change of Control. For purposes of this Section 5.2(b), the “Payment Date” with respect to each Participant shall be the first Business Day following the later of (i) the date 60 days following the Change of Control or (ii) the date 60 days following the Participant’s Termination Date.

(c) Preservation of Maximum Benefit. Notwithstanding any contrary provision in this Plan, if (i) the sum of a Participant’s potential Severance Benefit plus Total Change of Control Value (as defined in Exhibit A hereto) as calculated pursuant to Section 5.2(b) at the time specified under Section 5.2(a) would not subject the Participant to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G(b)(2) of the Code, or any successor provision thereto (the “Excise Tax”), (ii) the Participant subsequently becomes entitled to receive a Severance Benefit pursuant to Section 5.1, (iii) as of the date of the Participant’s Qualifying Termination, the Participant received or becomes entitled to receive, in addition to the Severance Benefit and Total Change of Control Value, any other payment or distribution by the Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (excluding the Severance Benefit and Total Change of Control Value, individually and collectively, a “Payment”), and (iv) as a result of the Payment, the sum of Severance Benefit, the Total Change of Control Value and the Payment (collectively, the “Total Payment”) would, but for the application of this Section 5.2(c), cause the Participant to be subject to the Excise Tax, then:

(i) if the After-Tax Payment Amount (as defined below) would be greater by reducing the amount of the Total Payment otherwise payable to the Participant to the minimum extent necessary (but in no event less than zero) so that, after such reduction, no portion of the Total Payment would be subject to the Excise Tax, then the Total Payment shall be so reduced; and

(ii) if the After-Tax Payment Amount would be greater without the reduction then there shall be no reduction in the Total Payment.

Solely as used in this Section 5.2(c), “After-Tax Payment Amount” means (i) the Total Payment less (ii) the amount of federal income taxes payable with respect to the Total Payment calculated at the maximum marginal income tax rate for each year in which the Total Payment shall be paid to the Participant (based upon the rate in effect for such year as set forth in the Code at the time of the Total Payment), less (iii) the amount of the Excise Tax, if any, imposed on the Total Payment. For purposes of any reduction made under Section 5.2(c), (A) the Payment, if not already paid, shall be subject to reduction first, (B) if the Payment has already been paid or further reduction is required, other amounts of the Total Payment shall be subject to reduction in such order as would provide the Participant the best economic benefit, and (C) the reduction shall not result in an increase in the Severance Benefit of any other Participant.

5.3 Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others, other than with respect to a Prior Severance Payment. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

5.4 Section 409A of the Code. Notwithstanding any provisions of the Plan or the foregoing provisions of this Article 4 to the contrary:

(a) Compliance. It is the intent of the parties that the Plan comply with Section 409A of the Code and related regulations and guidance (“Section 409A”). Accordingly, the Plan will be interpreted and operated consistent with such requirements of Section 409A in order to avoid the application of penalty taxes under Section 409A to the extent reasonably practicable. The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under the Plan if the Company knows that such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A. To the extent that any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A would otherwise be payable or distributable under the Plan by reason of a Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant unless (i) such termination of employment meets the requirements of a “Separation from Service” (as defined in Section 409A), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the “short term deferral exemption” under Section 409A or otherwise. Notwithstanding the foregoing, the Company makes no representations regarding the tax treatment of amounts or benefits paid under the Plan and, consistent with Section 5.5, Participants shall be liable for any taxes that may be incurred by Participants under Section 409A.

(b) Waiting Period for Specified Employees. Notwithstanding Section 5.2 or any provision of the Plan to the contrary, if a Participant is a “specified employee” (as that term is defined in Section 409A) as of the Participant’s Termination Date, then the amounts which (i) are payable under the Plan upon the Participant’s “Separation from Service” (as defined above), (ii) are subject to the provisions of Section 409A and not otherwise excluded under Section 409A, and (iii) would otherwise be payable during the first six-month period following such Separation from Service, shall be paid on the first business day that (x) is at least six months after the date after the Participant’s Termination Date or (y) follows the Participant’s date of death, if earlier.

(c) Reimbursements and In-Kind Benefits. All reimbursements and in-kind benefits provided pursuant to the Plan shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (i) the amounts reimbursed and in-kind benefits provided under the Plan during the Participant’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (ii) the reimbursement of an eligible expense shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

5.5 Income, Excise and Other Taxes. The Participant will be liable for and will pay all applicable tax liability, including federal, state, local and foreign income, excise or other taxes, by virtue of any payments made to the Participant under the Plan.

ARTICLE 6

TERMINATION OF EMPLOYMENT

6.1 Termination Date. In the case of the termination of the Participant’s employment by the Company without Cause, the Participant’s Termination Date is the date the Company terminates the Participant. In the case of the Participant’s termination of employment for Good Reason, the Participant’s Termination Date shall be the date specified in the Notice of Termination, provided that such date must be at least 30 days from the date the Notice of Termination is given to the Company (and subject to the Company’s cure right during such 30-day period) and the Participant actually terminates his or her employment no later than the date that is one year after the date the Participant had knowledge of the initial existence of Good Reason.

ARTICLE 7

DURATION, AMENDMENT AND TERMINATION

7.1 Duration. The Plan shall become effective as of the Effective Date and shall continue in full force and effect until the full payment by the Company of its obligations under the Plan after a Change of Control. The Plan shall be effective for only one Change of Control.

7.2 Amendment and Termination. The Plan may be amended or terminated by the Committee; provided, however, that the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of any Participant without the consent of at least 75% of the Participants; and further provided that any such amendment, change, substitution, deletion, revocation or termination of the Plan shall be deemed ineffective during the Protected Period without the consent of 100% of the Participants.

ARTICLE 8

MISCELLANEOUS

8.1 Employment Status. The Plan does not constitute a contract of employment or impose on the Participant or the Company or its Affiliates any obligation to retain the Participant as an employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment.

8.2 Nature of Plan and Benefits. Participants and any other person who may have rights hereunder shall be mere unsecured general creditors of the Company with respect to the Severance Benefits due hereunder, and all amounts shall be payable from the general assets of the Company.

8.3 Withholding of Taxes. The Company may withhold from any amount payable or benefit provided under the Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

8.4 No Effect on Other Benefits. Severance Benefits shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

8.5 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.6 Successors. The Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan.

8.7 Assignment. The Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to the Participant under the Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s estate. A Participant’s rights under the Plan shall not otherwise be transferable or subject to lien or attachment.

8.8 Enforcement. The Plan is intended to constitute an enforceable contract between the Company and each Participant subject to the terms hereof.

8.9 Disputes.

(a) Arbitration. In consideration for participation in the Plan and eligibility for the benefits thereunder, the Participant shall submit any dispute or claim arising from or relating to the Plan that cannot be resolved to mandatory and binding arbitration administered by the American Arbitration Association (“AAA”) to be held in Houston, Texas, U.S.A. The arbitration shall be in accordance with the terms of the Plan and the Commercial Arbitration Procedures of the AAA (the “Rules”). The arbitration shall be conducted before a panel of three (3) arbitrators from the AAA National Roster of approved arbitrators who each have at least fifteen (15) years of employment law experience, of which each of the parties shall select one and the third of which shall be mutually selected by the two (2) arbitrators; provided, that if the two (2) arbitrators are unable to agree to the selection of the third arbitrator within a period of fifteen (15) days following the date in which the two (2) arbitrators are selected by the parties pursuant to this Section, the third arbitrator shall instead be selected by the AAA pursuant to the Rules. Each party in such an arbitration proceeding shall be responsible for the costs and expenses incurred by such party in connection therewith (including attorneys’ fees) which shall not be subject to recovery from the other party in the arbitration except that any and all charges that may be made for the cost of the arbitration and the fees of the arbitrators which shall in all circumstances be paid by the Company. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. In the event of litigation to enforce an arbitration award in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable out-of-pocket costs and disbursements incurred by such party in connection therewith (including reasonable attorneys’ fees).

8.10 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Texas, without reference to principles of conflict of law. Subject to Section 8.9, any legal suit, action or proceeding arising out of or relating to the Plan shall be brought in either the Federal District Court for the Southern District of Texas—Houston Division or in a judicial district court of Harris County, Texas.

IN WITNESS WHEREOF, Superior Energy Services, Inc. has caused these presents to be executed by its duly authorized officer this 12th day of December, 2012 but effective as of the Effective Date.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Terence E. Hall
Terence E. Hall Chairman of the Board

EXHIBIT A

SEVERANCE BENEFIT CALCULATION METHODOLOGY

This Exhibit A describes the variables and the process by which the Committee will determine the Severance Benefit potentially payable under the Plan with respect to a Participant. All capitalized terms not defined under Part I: Definitions of this Exhibit A have the meanings ascribed to them in the Superior Energy Services, Inc. Change of Control Severance Plan.

PART I: DEFINITIONS

“Average Trading Price” means, with respect to a share of any equity security of the Company on any date, the average of the daily closing price per share of such shares for the ten consecutive trading days immediately prior to such date; provided, however, if prior to the expiration of such requisite ten trading day period the issuer announces either (i) a dividend or distribution on a Company security payable in such shares or securities convertible into such shares or (ii) any subdivision, combination or reclassification of a Company security, then, following the ex-dividend date for such dividend or the record date for such subdivision, as the case may be, the Average Trading Price shall be properly adjusted to take into account such event. The closing price for each day shall be, if the shares are listed and admitted to trading on a national securities exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Company security is listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the lowest bid price in the over-the-counter market, as reported by The NASDAQ Stock Market, Inc.’s OTC Bulletin Board service or such other system then in use. If the Company security is not publicly held or not so listed or traded or if, for the ten days prior to such date, no market maker is making a market in such shares, the Average Trading Price of such Company security on such shares shall be deemed to be the fair value of such shares as determined in good faith by the Committee.

“Base Salary” means a Participant’s annual rate of base salary in effect on the date of the Change of Control (excluding any bonus or incentive compensation).

“Combined Compensation” means, with respect to each Participant, the sum value of the Participant’s Base Salary, Target Bonus, and Unvested Long-Term Incentives. The Combined Compensation is calculated solely for the purpose of determining each Participant’s Participation Alignment.

“Fully Diluted Shares Outstanding” means the total number of shares of Common Stock outstanding plus the total number of shares of Common Stock issuable upon exercise, conversion or exchange of any outstanding securities exercisable, convertible or exchangeable into or for shares of Common Stock including, without limitation, all outstanding stock options of the Company.

“Net After-Tax Benefit” with respect to each Participant means the sum of the Participant’s Total Change of Control Value and Severance Benefit, reduced by the Total Tax

Liability. Each Participant’s Net After-Tax Benefit as a percentage of the total Net After-Tax Benefit for all Participants must be within +/- 0.1% of his or her Participation Alignment.

“Participation Alignment” means, with respect to each Participant, the percentage the Participant’s Combined Compensation represents of the sum of the Combined Compensation for all Participants, determined and subject to adjustment as described in the “Participation Alignment” section of Part II of this Exhibit A.

“Sharing Pool” means the value of the total amount of Severance Benefits available to be allocated to all Participants for the applicable Transaction Value and is determined as set forth under the “Sharing Pool” section of Part II of this Exhibit A.

“Target Bonus” means the targeted annual bonus(es) with respect to a Participant for the fiscal year in which the Change of Control occurs.

“Total Change of Control Value” with respect to each Participant means the sum of the value of any Company-paid continuation coverage benefits for which the Participant is eligible after the Change of Control and the value of the Participant’s Unvested Long-Term Incentives vesting in connection with the Change of Control, with the value of all equity based on the Average Trading Price of the underlying Common Stock.

“Total Tax Liability” means the (i) the state income tax, federal income tax and Social Security and Medicare tax liability estimated to be payable with respect to a Participant’s Total Change of Control Value and Severance Benefit and (ii) any excise tax liability under Section 4999 of the Code estimated to be payable with respect to the Participant’s Severance Benefit and the equity awards underlying the Participant’s Unvested Long-Term Incentives, disregarding for purposes of this excise tax calculation any other payments that may constitute a “Payment” as defined in Section 5.2(c) and determined as if the Participant terminated employment as of the date of the Change of Control. For purposes of calculating each Participant’s Total Tax Liability, applicable taxes are applied at the highest rate in effect at the time of the Change of Control and achievement of the Social Security wage base is disregarded.

“Trading Day” means, if such shares are listed or admitted to trading on any national securities exchange, a day on which the principal national securities exchange on which the Company security is listed or admitted to trading is open for the transaction of business or, if such shares are not listed or admitted, a day of the week that is not a bank holiday.

“Transaction Value” means (1)(a) in the case of a Change of Control involving a share exchange, merger or consolidation or the sale of the capital stock of the Company, the total fair market value (determined at the time of announcement) of all consideration paid or payable, or otherwise to be distributed (whether or not pursuant to any escrow, holdback, earnout or comparable arrangement), directly or indirectly, in respect of a Company common share in connection with the Change of Control multiplied by the Company’s Fully Diluted Shares Outstanding, less the aggregate exercise price amounts paid or to be paid by holders of stock options in connection with the Change of Control, (b) in the case of a Change of Control involving the sale of assets of the Company, the total fair market value (at the time of the announcement) of all consideration paid or payable, or otherwise to be distributed, directly or indirectly, to the Company or its stockholders in connection with the Change of Control, and (c) in the case of a Change of Control involving a recapitalization or reorganization of the Company, the total fair market value (at the time of announcement) of all equity securities to be retained and/or received by the Company’s stockholders upon consummation of such transaction, together with all other consideration paid or payable, or otherwise to be distributed, directly or indirectly, to Company stockholders in connection therewith; plus (2) the amount of all indebtedness for borrowed money, preferred stock, capital leases and any other liabilities and obligations for borrowed money on the Company’s financial statements immediately prior to the time of announcement or directly or indirectly to be assumed, retired, repaid, redeemed or defeased (to the extent not so retired, repaid, redeemed or defeased with consideration described in clause (1) above) in connection with the Change of Control. For purposes of determining Transaction Value, consideration includes cash, securities, property, rights (contractual or otherwise), any dividends payable to stockholders of the Company after the date of the Change of Control (other than normal, ordinary course, recurring dividends) and any other form of consideration. In the case of a Change of Control in which the consideration consists of another company’s publicly traded securities, the fair market value of the consideration shall be calculated using the Average Trading Price of such publicly traded security for the trading day immediately preceding the day of the announcement of the Change of Control.

“Unvested Long-Term Incentives” means the value of all unvested equity held by a Participant as of the date of the Change of Control, including restricted stock, stock options, performance units, and any other long-term equity compensation. For purposes of determining the value of a Participant’s Unvested Long-Term Incentives, the value of equity will be the value based on the Average Trading Price of the underlying Common Stock and all performance units will be valued as if performance goals were met at target, without taking into account the length of time remaining prior to vesting with respect to such Unvested Long-Term Incentives.

PART II: EXPLANATION

Overview

The determination of each Participant’s Severance Benefit will be made by the Committee according to the principles set forth in this Exhibit A. The Committee will determine the Severance Benefit with respect to each Participant at the time of the Change of Control as if the Participant had a Qualifying Termination on the date of the Change of Control. The Severance Benefit determined by the Committee to be potentially payable to each Participant is final and binding and will not be redetermined, subject to Section 5.2(a) of the Plan.

The Severance Benefit is each Participant’s portion of the total cash available under the Plan to be distributed to all the Participants as cash severance. The Severance Benefit will be determined with respect to each Participant assuming that each Participant experiences a Qualifying Termination on the date of the Change of Control and further according to two principles: (1) each Participant receives as Net After-Tax Benefit the same percentage (to within +/- 0.1%) of the total Net After-Tax Benefit that would be received by all Participants under the

Plan as his or her Participation Alignment and (2) the total Net After-Tax Benefit received by all Participants is maximized.

Sharing Pool

The total Severance Benefits payable under the Plan may not exceed the Sharing Pool. The Sharing Pool is determined based on the Transaction Value at the time of the Change of Control, as shown in Figure 1 below:

Figure 1:

Transaction Value (in Billions)	Sharing Pool (8 Executives)	Sharing Pool as a Percentage of Transaction Value (Approximate)
1.0	$15,000,000	1.50%
2.0	$18,725,601	0.94%
2.5	$19,726,908	0.79%
3.0	$20,745,266	0.69%
3.5	$21,781,202	0.62%
4.0	$22,835,260	0.57%
4.5	$23,908,000	0.53%
5.0	$25,000,000	0.50%
5.5	$26,092,000	0.47%
6.0	$27,203,260	0.45%
6.5	$28,334,358	0.44%
7.0	$29,485,889	0.42%
7.5	$30,658,465	0.41%
8.0	$31,852,719	0.40%
8.5	$33,069,301	0.39%
9.0	$34,308,880	0.38%
9.5	$35,572,146	0.37%
10.0	$36,859,811	0.37%
10.5	$38,172,605	0.36%
11.0	$39,511,283	0.36%
20.0	$50,000,000	0.25%

Figure 1 shows Sharing Pool values for only selected Transaction Values. If the actual Transaction Value at the time of a Change of Control falls between the Transaction Values shown in Figure 1, the Sharing Pool for that Transaction Value will be interpolated between the Transaction Value and Sharing Pool combinations shown in Figure 1. The Committee will determine the Sharing Pool should the applicable Transaction Value fall outside the scope of Figure 1.

Additionally, the Sharing Pool value in Figure 1 will be adjusted if Participants have been added or removed from the Plan between the Effective Date and the date of the Change of Control. For each individual who is a Participant as of the Effective Date and is no longer a Participant as of the date of the Change of Control, the Sharing Pool for the applicable Transaction Value will be decreased by the amount that is equal to the applicable Transaction

Value multiplied by 0.07% or 0.04% if the individual is in the top half or bottom half, respectively, of Participants ranked by Combined Compensation, as determined by the Committee. For each individual who is a Participant as of the date of the Change of Control and was not a Participant as of the Effective Date, the Sharing Pool for the applicable Transaction Value will be increased by the amount that is equal to the applicable Transaction Value multiplied by 0.07% or 0.04% if the individual is in the top half or bottom half, respectively, of Participants ranked by Combined Compensation, as determined by the Committee; provided, however, that with respect to an individual who becomes a Participant in the Plan no later than one year after the Company acquires (whether by stock purchase, asset purchase or merger) the employer (or an affiliate of the employer) of such individual, the Sharing Pool for the applicable Transaction Value may be increased to account for such individual’s participation in the Plan solely as determined by the Committee.

Participation Alignment

The Participation Alignment with respect to each Participant is initially determined by dividing the Participant’s Combined Compensation by the sum of the Combined Compensation for all Participants, thus resulting in a percentage amount for each Participant which, in total, add up to 100%.

The difference between the Participation Alignment of the Participant with the highest Combined Compensation and the Participation Alignment of the Participant with the second highest Combined Compensation of all the Participants as of the date of the Change of Control may not exceed the percentage that is equal to (1/n)% +12%, where n is the number of Participants as of the date of the Change of Control. If necessary, the Participation Alignment of the Participant with the highest Combined Compensation as of the date of the Change of Control will be decreased and the Participation Alignments of each of the other Participants increased on a pro rata basis such that (1) the rule contained in the preceding sentence is respected and (2) the sum of the Participation Alignments of all Participants is equal to 100%. If the Participation Alignment of any Participant is so decreased or increased, the calculations in this Exhibit A shall be performed as if such Participant’s Combined Compensation when compared to the total Combined Compensation for all Participants resulted in such decreased or increased Participation Alignment.

Determination of Severance Benefit

Ultimately, the Severance Benefit for each Participant is determined by the allocation of the Sharing Pool that maximizes the sum of the Net After-Tax Benefit with respect to all Participants while ensuring that the Net After-Tax Benefit allocated with respect to each Participant constitutes the same percentage (to within +/- 0.1%) of the total Net After-Tax Benefit determined for all Participants as his Participation Alignment. If any Participant’s Severance Benefit is reduced under Section 5.2(b) of the Plan due to his or her receipt of a Prior Severance Payment, the amount by which his or her Severance Benefit is reduced shall not be reallocated among other Participants.

EXHIBIT B

SUPERIOR ENERGY SERVICES, INC.

CHANGE OF CONTROL SEVERANCE PLAN

FORM OF ACKNOWLEDGEMENT AND ACCEPTANCE

I acknowledge that I have received and reviewed the summary of the severance benefit potentially payable to me under the Superior Energy Services, Inc. Change of Control Severance Plan (the “Summary”). I acknowledge that the calculated severance benefit as presented in the Summary is the Severance Benefit applicable to me and that I accept this determination.

[Name of Participant]	Date

B-1